Exhibit 5.1

NORTH POINT ● 901 LAKESIDE AVENUE ● CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 ● FACSIMILE: +1.216.579.0212

January 27, 2017

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

Re:	Registration Statement on Form S-3 Filed by Athersys, Inc.

Ladies and Gentlemen:

We are acting as counsel for Athersys, Inc., a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of up to 2,772,300 additional shares (the “Shares”) of common stock, $0.001 par value per share, of the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) between the Company and William Blair & Company, L.L.C., acting as representative of the several underwriters to be named in Schedule I thereto. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933 (the “Act”), filed with the Securities and Exchange Commission on the date hereof (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect the registration of the Shares under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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